Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Pricing Supplement No. 128
dated October 23, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – October 25, 2006

Commodity-Linked Capital Protected Notes due May 5, 2010
Based on the Performance of a Basket of Three Commodities and a Commodity Index

Issue Price	:	$1,000 (100%)

Aggregate Principal Amount	:	$7,000,000

Basket Commodity	:	Initial Strike Price	Reuters Page	Percentage Weighting of Basket Value
Goldman Sachs Commodity
Agricultural Index® - Excess Return	:	65.29391	GSCK	30%
Copper – Grade A	:	7,480.00	MTLE	25%
Special High-Grade Zinc	:	4,000.00	MTLE	25%
West Texas Intermediate light sweet crude oil	:	61.40	CLc1	20%

Participation Rate	:	155%

Determination Dates	:	November 15, 2009, December 15, 2009, January 15, 2010, February 15, 2010, March 15, 2010 and April 15, 2010

Trade Date	:	October 25, 2006

Settlement Date	:	November 7, 2006

Listing	:	None

CUSIP	:	61746SDA4

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	$20.00 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“GSCI®” is a registered mark of Goldman Sachs & Co., and has been licensed for use by Morgan Stanley. The Notes are not sponsored, endorsed, sold or promoted by GS & Co. and GS & Co. makes no representation regarding the advisability of investing in the Notes.

Preliminary Pricing Supplement No. 128 dated October 23, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006